Multi-location Assignment Tax Guidelines

Introduction

As part of your Multi-location Assignment, you may be required to report income and pay taxes in your Assignment Location(s), as well as in your Home Location.

The Company’s goal is to comply with all income (including but not limited to Federal, state & local, cantonal, and provincial) and social security tax regulations of the Home and Assignment Locations.

To help you understand and comply with the appropriate tax regulations, the Company has outlined these Multi-location Assignment Tax Guidelines (the “Tax Guidelines”), which will apply during your assignment.

Tax Consultation Services

Dresser-Rand has engaged the services of Ernst & Young to provide tax preparation and consultation services throughout your assignment and thereafter, to the extent the Company deems appropriate.

Assignee’s Responsibilities

Assignees may be required to submit tax returns in any location in which tax obligations arise or where filing is otherwise required.  The Company expects Assignees to observe appropriate regulations and the Dresser-Rand Code of Conduct.  The Assignee’s cooperation in preparing and filing the required tax return(s), as well as making appropriate payments, is essential to this process.

Despite the fact that the Company has agreed to provide the Assignee with certain tax services, the Assignee must provide all necessary tax information.  In addition, the Assignee must ensure Home and Assignment Location tax returns are submitted in due time, according to communication from Ernst & Young.

Where the Assignee undertakes “significant financial transactions”(as described below), in the Assignment  Location, without seeking advice from the Company and/or Ernst & Young, and that transaction has a materially adverse impact on the tax liability, the Company reserves the right to pass this additional cost back to the Assignee.

•	Individuals should seek advice before proceeding with “significant financial transactions” in the Assignment Location including (but not limited to) the following as examples:
o	Purchasing a home or other property in the Assignment Location
o	Acquiring a business interest in an Assignment Location company (becoming a director or owner in an Assignment Location company/partnership, etc.)
o	Making significant investments in the Assignment Location

Assignee is required to spend more time in the Home Location than the Assignment Location.  Any deviations to this require pre-approval by the CEO.

Tax Methodology

During the Multi-location Assignment, tax equalization will not apply; however, in cases where incremental taxes become payable as a result of the Assignment, the Company will reimburse such incremental taxes.  Any tax assets or benefits created by such reimbursements will remain the property of the Company until such time as they are recovered, and will be reimbursed to the Company by the Assignee at such time.

Basic Calculation Method

During the year, the Company will deduct the taxes (if any) required per Home and Assignment Location regulations from Home Location payroll, taking into account expected credits arising from taxes on employee compensation in the Assignment Location.  The locally-required amounts will be remitted to the Assignment Location authorities.

The calculations will be performed periodically and as required by law to comply with reporting, withholding, and payment requirements.  The frequency and method of payment will be communicated to Assignees in advance.

At year-end, after the Home and Assignment Location tax returns have been finalized, the final tax liability will be computed.  The calculation is based on Home Location tax laws then currently in force.

If the total final tax liability (Home and Assignment Location) borne by the Assignee exceeds the Home Location taxes that would normally be incurred by the Assignee on all sources of income (Company and Personal income and deductions),    the Company will reimburse the incremental taxes to the Assignee subject to the terms and conditions of these Tax Guidelines.

Withholding and Deductions

Home and Assignment Location withholding and/or payment amounts will be deducted from the Assignee’s Home Location payroll as noted above, and necessary amounts will be transferred to the Assignment Location to fund local withholding and payment obligations.

Ernst & Young will determine and communicate the applicable Home and Assignment Location withholding and/or payment requirements.

Record Keeping Requirements

Reporting Non-company Compensation

The Assignee will be responsible for providing Ernst & Young with details of compensation paid to him and his spouse/partner by other employers, as well as personal income (i.e., interest, dividends, etc.) and deduction information.

Travel Calendar

It is imperative that the Assignee keep a detailed log of travel for each calendar year in which the Assignee is covered by the Tax Guidelines.  Ernst & Young will provide the Assignee access to myEYOnline and the electronic travel calendar for tracking purposes.  The log will be used to compile the following information:

Total days worked in the year detailed by month

Days worked in each location, separated on a country-by-country (or state-by-state) basis

Days physically present in each location, separated on a country-by-country basis

This includes closely monitoring your presence and workdays in the Assignment and other locations to minimize the tax liability(ies)

Depending on facts and circumstances, it may be necessary to report the travel of the spouse/partner in each location

Note that the travel calendar also includes days in the Home and/or Assignment Location purely for non-work purposes such as vacation.

Other Location-Specific Actions and Record Keeping

Assignee actions and record keeping may vary depending on Assignment Location and facts and circumstances in each individual case.  Therefore, from time to time, additional requirements may be applicable.  Ernst & Young will provide the Assignee with Location-specific information and tools to assist in minimizing the tax obligation(s).    Location-specific information may be found in the appropriate country Exhibit.  From time to time, the Exhibit(s) will be updated to provide current/updated information and to add new locations as the need may arise.

Income Tax Organizer

Ernst & Young will send the Assignee an Income Tax Organizer to be used in preparing the Home and Assignment Location income tax returns.  As outlined in the responsibilities, the Assignee must carefully complete all requested information and return the Tax Organizer to Ernst & Young in due time, according to submission and filing deadlines provided by Ernst & Young.

Company wage and employment income information is provided by Dresser-Rand directly to Ernst & Young.

If the Assignee is assessed tax on income that was not disclosed to Ernst & Young, and not included in the appropriate tax returns, the Assignee will be responsible for the additional taxes, penalties, and interest due.   Tax reimbursement will not apply on such amounts.

Agreement

Assignees agree to the following during the Multi-location Assignment and for a period following the Assignment where necessary:

•	That the Company is authorized to share the wage and employment income to Ernst & Young;
•	That any tax benefits derived from Assignment Location tax payments, made by the Company, will be returned to the Company after individual tax returns are filed;
•	To authorize the Company to deduct (reduce from Assignee’s earnings) any amounts owed under the Tax Guidelines and where permitted by law; and
•	That benefits under the Tax Guidelines shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles

Tax Guideline  Conditions

•

The Company reserves the right to make final decisions as to the interpretation and application of the Tax Guidelines and associated practices.  The Tax Guidelines will be continuously reviewed to ensure appropriateness and from time to time may be modified or changed to better meet the needs of the Assignees and/or the Company

•

The contents of the Tax Guidelines shall not be construed as constituting or creating an employment agreement or contract with the Assignee.  The statements included in the Tax Guidelines supersede all previous statements to the Assignee related to International Assignment(s) and associated tax-related matters